EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) of:

•
(a) our report dated  January 1, 2015, entitled “PEDEVCO Corp. Reserve Report,” (b) our report dated January 1, 2015, entitled “Condor Energy Technology LLC Reserve Report,” and (c) our report dated January 1, 2015, entitled “Red Hawk Petroleum, LLC -- Pro Forma D-J Basin Asset Reserve Report”  (collectively, the “Reports”), and the information from our Reports contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (“Annual Report”), which Reports were filed as Exhibits 99.1, 99.2 and 99.3 to the Annual Report, respectively; and

•
our report dated April 10, 2015 relating to the proved oil and natural gas reserve estimates and future net revenue of certain assets acquired by the Company from Golden Globe Energy (US), LLC as of December 31, 2012, December 31, 2013 and December 31, 2014, as described in the Current Report on Form 8-K/A dated April 30, 2015, and filed with the Securities and Exchange Commission on May 1, 2015.

South Texas Reservoir Alliance LLC State of Texas Registration No. F-13460

By: /s/ Michael Rozenfeld
Name: Michael Rozenfeld
Title: Manager, South Texas
Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055

October 20, 2015